Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is entered into as of August 17, 2025 by and among KHEOBA Limited, a British Virgin Islands company limited by shares (“Parent”), KHOB Merge Sub Limited, a British Virgin Islands company and a wholly-owned subsidiary of Parent (“Merger Sub”), and KHEOBA CORP., a Nevada corporation (“Company”).

WHEREAS, the Board of Directors of Company (“Company Board”) has (a) determined that it is in the best interests of Company and its shareholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub, (b) approved, subject to the majority approval of its shareholders, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger (as defined below), and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption and approval of this Agreement and the Merger by the shareholders of Company;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and in the best interests of, Parent and its shareholder and has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the Board of Directors of Merger Sub, and Parent as the sole shareholder of Merger Sub, have approved and adopted the this Agreement and the Merger and other transactions contemplated thereby; and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the transactions contemplated by this Agreement and also to prescribe certain conditions to the Merger;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I.
THE MERGER

1.1 The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Revised Statutes (the “NRS”) and the BVI Business Companies Act (the “Act”), at the Effective Time, (a) the Company will merge with and into Merger Sub (the “Merger”), and (b) the separate corporate existence of Company will cease and Merger Sub will continue its corporate existence under the Act as the surviving corporation (the “Surviving Corporation”) in the Merger and a wholly-owned subsidiary of Parent.

1.2 Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at a date and time agreed upon by the parties hereto as soon as practicable following the satisfaction or waiver of all of the closing conditions set forth in Article VI below. The Closing shall be upon remote exchange of documents and signatures (or their electronic counterparts), unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date”.

1

1.3 Effective Time. Subject to the provisions of this Agreement, at the Closing, Company, Parent and Merger Sub will cause (i) Articles of Merger (the “Nevada Articles of Merger”) to be executed, acknowledged and filed with the Nevada Secretary of State, and (ii) the plan and articles of merger (and any other documents required by the Act in connection with the Merger) (collectively, the “BVI Articles of Merger”) to be executed, acknowledged and filed with the BVI Registrar of Corporate Affairs in accordance with the relevant provisions of the NRS and the Act, respectively. The Merger will become effective at such time as both the Nevada Articles of Merger and the Nevada Certificate of Merger have been duly filed, respectively, with the Nevada Secretary of State and the BVI Articles of Merger have been duly registered by the BVI Registrar of Corporate Affairs, or at such later date or time as may be agreed by Company, Parent, and Merger Sub in writing and specified in both the Nevada Articles of Merger in accordance with the NRS and the BVI Articles of Merger in accordance with the Act (the effective time of the Merger being referred to herein as the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the NRS and the Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.5 Company Directors and Officers. The directors and officers of the Company, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE II.

EFFECT OF THE MERGER ON CAPITAL STOCK

2.1 Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Merger Sub or Company or the holder of any shares or capital stock (as the case may be) of Merger Sub or Company:

(a) Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or Company, if any (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefore.

(b) Conversion of Company Common Stock. Subject to Section 2.3 below, each Company Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive one (the “Exchange Ratio”) Parent Class A Ordinary Shares (as defined in Section 4.1(c)(i)) (the “Merger Consideration”).

(c) Cancellation of Company Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 2.2 hereof.

(d) Fractional Shares. No certificates or scrip representing fractional shares of Parent Class A Ordinary Shares shall be issued upon the conversion of Company Common Stock pursuant to Section 2.1(b), and instead any such fractional share that would otherwise be issued will be rounded up to the nearest whole Parent Class A Ordinary Share.

(e) Share of Merger Sub. Each Merger Sub Class A Ordinary Share (as defined in Section 4.1(c)(iii) below) issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger, be converted into and become one class A ordinary share of the Surviving Corporation.

2

2.2 Exchange Procedures.

(a) Exchange Agent. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit with the Exchange Agent certificates representing the Parent Class A Ordinary Shares to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated Parent Class A Ordinary Shares represented by book-entry shares will be issued)

(b) Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.1(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.1(b) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(d) Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act) (each, a “Person”) other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred.

(e) Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

2.3 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or Class A ordinary shares in the Parent shall occur (other than the issuance of additional shares of capital stock of the Company or additional shares of Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

3

2.4 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any tax laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

2.5 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

2.6 Treatment of Stock Options and other Stock-Based Compensation.

(a) Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, without any action on the part of the holder thereof, shall be converted into a Parent Stock Option in accordance with this Section 2.6. Each such Parent Stock Option as so converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Stock Option immediately prior to the Effective Time. As of the Effective Time, each such Parent Stock Option as so converted shall be an option to acquire that number of whole Parent Class A Ordinary Shares (rounded down to the nearest whole share) equal to the product of: (i) the number of shares of Company Common Stock subject to such Company Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Parent Class A Ordinary Shares (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Company Common Stock of such Company Stock Option by (B) the Exchange Ratio.

(b) Company Restricted Shares. The Company shall take all requisite action so that, at the Effective Time, each share of Company Common Stock, if any, subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under any Company Stock Plan as of immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be converted into a restricted Parent Class A Ordinary Share pursuant to Section 2.1(b). Each restricted Parent Class A Ordinary Share shall continue to have and be subject to substantially the same terms and conditions as were applicable to such Company Restricted Share immediately before the Effective Time (including vesting, repurchase, or other lapse restrictions).

(c) Resolutions and Other Company Actions. At or prior to the Effective Time, the Company, the Company Board, and the compensation committee of such board, as applicable, shall adopt any resolutions and take any actions that may be necessary to effectuate the provisions of paragraphs Section 2.6(a) and Section 2.6(b) of this Section 2.6.

(d) Parent Actions. At or prior to the Effective Time, Parent shall take all such actions as may be necessary to allow for the issuance of a number of Parent Class A Ordinary Shares at least equal to the number of Parent Class A Ordinary Shares that will be subject to Parent equity awards as a result of the actions contemplated by this Section 2.6.

2.7 Dissenters’ Rights. Dissenting shareholders of Company shall have the dissenters rights accorded to them under the NRS. All amounts that are finally determined to be due to holders of issued and outstanding Company Shares pursuant to statutory dissenters’ rights effectively exercised by them shall be paid by the Surviving Corporation. The holders of Company Shares shall be advised of their statutory dissenters’ rights and provided a copy of the statutes setting forth their dissenters rights as set forth in the NRS. Any Company Shares held by a holder that did not vote or consent in writing to the Merger and who properly demands payment for their Company Shares in accordance with the NRS (each a “Dissenting Shareholder”) shall not be converted as set forth in Section 2.1 above, but instead shall be converted into the right to receive consideration to be due to a Dissenting Shareholder pursuant to the NRS, unless such holder fails to protect or withdraws or otherwise loses his dissenters’ rights. In the event that any dissenters’ rights are not exercised by a holder of the Company Shares, are otherwise not prosecuted to a conclusion, or are dismissed for any other reason then, and in that event, the holder of such Company Shares shall no longer be deemed to a Dissenting Shareholder and such holder’s Company Shares shall be deemed to have been converted at the Effective Time as set forth in Section 2.1 above.

4

ARTICLE III.
Company REPRESENTATIONS AND WARRANTIES

3.1 Company Representations and Warranties. Company represents and warrants to Parent as follows:

(a) Company is a corporation duly organized and validly existing under the laws of the State of Nevada and is in good standing.

(b) As of the date hereof:

(i) the authorized capital of Company consists of 75,000,000 shares of common stock, par value $0.001 per share.

(ii) 8,092,000 shares of Company common stock were issued and, with 6,000,000 restricted shares and 2,092,000 unrestricted shares.

(iii) Company has outstanding: (i) finance options to acquire 0 shares of common stock; and (ii) compensatory incentive options to acquire 0 shares of common stock, and except for such obligations has no other options, warrants or other convertible securities issued or outstanding to acquire shares of Company common stock.

(c) The Company Board, by consent resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the Merger and declared their advisability,

(iii) recommended that the shareholders of the Company approve and adopt this Agreement and approve the Merger; and (iv) directed that this Agreement and the transactions contemplated hereby be submitted for consideration and approval by the Company’s stockholders via consent resolutions in lieu of a meeting, such minutes to be executed by a majority of the votes entitled to be cast at a meeting held for the purpose of approving the Agreement and the Merger.

(d) Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by Company and the consummation by Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company common stock and the filing and recordation of appropriate merger documents as required by the NRS); this Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity. To the knowledge of Company, no state takeover statute is applicable to the Merger or the other transactions contemplated by this Agreement.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Merger will conflict with, result in a breach of or accelerate the performance required by any agreement to which Company is a party, or any law, rules or regulations to which Company or its properties is subject.

5

ARTICLE IV.

Parent AND MERGER SUB REPRESENTATIONS AND WARRANTIES

4.1 Parent and Merger Sub Representations and Warranties. Parent and Merger Sub represent and warrant to Company as set forth below:

(a) Parent is a company limited by shares duly incorporated, validly existing, and in good standing under the laws of British Virgin Islands.

(b) Merger Sub is a company limited by shares duly incorporated, validly existing, and in good standing under the laws of British Virgin Islands.

(c) As of the date hereof:

(i) Parent is authorised to issue an unlimited number of shares consisting of two classes of ordinary shares: (A) class A ordinary shares of the Parent with no par value each (the “Parent Class A Ordinary Shares”) and (B) class B ordinary shares of the Parent with no par value each (the “Parent Class B Ordinary Shares”), of which 50,000 Parent Class A Ordinary Share are issued and outstanding;

(ii) Parent has no options, warrants or other convertible securities issued or outstanding;

(iii) Merger Sub is authorised to issue an unlimited number of shares consisting of two classes of ordinary shares: (A) class A ordinary shares of Merger Sub with no par value each (the “Merger Sub Class A Ordinary Shares”) and (B) class B ordinary shares of Merger Sub with no par value each (the “Merger Sub Class B Ordinary Shares”) , of which 50,000 Merger Sub Class A Ordinary Shares are issued and outstanding, and held by Parent; and

(iv) Merger Sub has no options, warrants or other convertible securities issued or outstanding.

(d) The Parent Class A Ordinary Shares issuable as the Merger Consideration will, upon their issuance, be validly issued and outstanding, fully paid and non-assessable ordinary shares of Parent.

(e) The Parent Board, by consent resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are in the best interests of Parent and its shareholders, and (ii) approved this Agreement, the Merger and the issuance of the Merger Consideration, (iii) recommended that the sole shareholder of Parent approve and adopt this Agreement and approve the Merger; and (iv) directed that this Agreement and the transactions contemplated hereby be submitted for consideration and approval by the sole shareholder of Parent by written resolution of members.

(f) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than with respect to the Merger, the approval and adoption of this Agreement by the sole shareholder of Parent, the approval, filing and recordation of appropriate merger documents as required by the NRS and the Act and the approval of the amendments to be made to the memorandum and articles of association of Parent in a form that is suitable for a public company limited by shares on or prior to the Effective Time); this Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including, without limitation, all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Merger will conflict with, result in a breach of or accelerate the performance required by any agreement to which Parent is a party, or any law, rules or regulations to which Parent is subject.

6

ARTICLE V.
COVENANTS

5.1 Approvals. Company, Parent, and Merger Sub each covenant and agree to use all reasonable commercial efforts to obtain as soon as practicable any required regulatory and stockholder approvals.

5.2 Interim Covenants. Each of Company, Parent, and Merger Sub agree that from the date hereof until completion of the Merger or termination of this Agreement it will:

(a) Comply with all requirements which applicable law may impose on it with respect to the Merger.

(b) Use commercially reasonable efforts to obtain any waivers, consents and approvals from other parties to loan agreements, leases or other contracts or from such applicable governmental or regulatory bodies required to be obtained by it to consummate the transactions contemplated hereby.

(c) Company, Parent, and Merger Sub shall take all such steps and may reasonably be required to cause the transactions contemplated by Article II and any other disposition of Company equity securities (including derivative securities) or acquisitions of Parent equity securities (including derivative securities) in connection with this Agreement by each individual who (i) is a director or officer of Company, or (ii) at the Effective Time, is or will become a director of Parent, to be exempt under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

(d) Will cooperate and assist the other parties hereto in such other ways to the extent practicable to implement the Merger on the terms set forth herein.

5.3 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under applicable laws with respect to the Merger and the other transactions contemplated hereby and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company or Parent as are necessary for the consummation of the Merger and the other transactions contemplated hereby.

7

ARTICLE VI.
CONDITIONS

6.1 Mutual Conditions. Completion of the Merger is subject to the fulfillment, or waiver by the party entitled to the benefit of the condition, of the conditions precedent set forth in this Article VI. The parties hereto will use all reasonable commercial efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in this Article VI, and will use all commercially reasonable efforts to complete the Merger as promptly as possible.

The obligations of each of Company, Parent, and Merger Sub to complete the Merger will be subject to the following conditions precedent:

(a) This Agreement and the Merger shall have been approved and adopted by the requisite affirmative vote of the shareholders of Company in accordance with the NRS and Company’s Articles of Incorporation.

(b) The receipt of all required consents and approvals to the Merger.

(d) An amendment to the memorandum and articles of association of Parent shall have been adopted by the directors and shareholders of Parent in a form that is suitable for a public company limited by shares on or prior to the Effective Time.

(e) The Parent Class A Ordinary Shares to be issued pursuant to the Merger shall have been authorized for listing on the OTCQB, subject to any applicable notices of issuance or other standard conditions.

(f) No provision of any applicable law shall be in effect, and no judgment, injunction, order or decree shall have been entered since the date of this Agreement and shall be in effect, that makes the Merger illegal or otherwise restrains, enjoins or otherwise prohibits the consummation of the Merger, except where the violation of such law, judgment, injunction, order or decree that would occur if the Merger were consummated would not have a material adverse effect on Company or Parent respectively.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub. Each of Parent’s and Merger Sub’s obligations to complete the Merger will be subject to the following conditions precedent:

(a) The representations and warranties of Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and at the time of closing of the Merger.

(b) Company shall have complied with and duly performed in all material respects its covenants in this Agreement.

(c) The board of directors of Company shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Company to permit the completion of the Merger.

(d) There shall have been no adverse material change in the business and affairs of Company, or any event, occurrence or development, which would materially and adversely affect the ability of Company to complete the Merger.

(e) Holders of no more than 1% of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory dissenters’ rights pursuant to the NRS with respect to such shares of Company Common Stock.

8

6.3 Additional Conditions to the Obligations of Company. Company’s obligation to complete the Merger will be subject to the following conditions precedent:

(a) The representation and warranties of Parent and Merger Sub in this Agreement shall be true and correct in all material aspects as of the date of this Agreement and at the time of closing of the Merger.

(b) Each of Parent and Merger Sub shall have complied and duly performed in all material respects with its covenants in this Agreement.

(c) The board of directors of each of Parent and Merger Sub, and Parent, as the sole shareholder of Merger Sub, shall have adopted all necessary resolutions, and all other necessary corporate action shall have been taken by Parent and Merger Sub to permit the completion of the Merger.

ARTICLE VII.
TERMINATION

7.1 Termination. This Agreement may be terminated:

(a) By the consent of each of Company, Parent, and Merger Sub (without the need for any action on the part of their respective shareholders).

(b) By Company if the Company shareholders shall not have approved the Merger by the requisite vote by written consent prior to the Closing Date.

(c) Upon notice by one party to the other if there shall be passed any law or regulation that makes consummation of the transaction contemplated herein illegal or otherwise prohibited or if any injunction, order or decree enjoining Company, Parent, or Merger Sub from consummating the transactions contemplated herein is entered and such injunction, order or decree has become final and without right of appeal.

(d) Upon notice by Company to Parent and Merger Sub if any condition for the benefit of Company set forth in Article VI (including mutual conditions) has not been satisfied or waived by Company.

(e) Upon notice by Parent or Merger Sub to Company if any condition for the benefit of Parent set forth in Article VI (including mutual conditions) has not been satisfied or waived by Parent.

9

ARTICLE VIII.
GENERAL

8.1 Binding Agreement; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.2 Time. Time is of the essence of this Agreement.

8.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

8.4 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

8.5 Interpretation; Construction.

(a) The headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

8.6 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and the disclosure schedules (other than an exception expressly set forth as such disclosure schedules), the statements in the body of this Agreement will control.

8.7 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.8 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

10

8.9 Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

8.10 Further Assurances. Each party hereto shall, from time to time, and at all times hereafter, at the reasonable request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

8.11 Counterparts. This Agreement may be signed in one or more counterparts, originally or by facsimile, each such counterpart taken together will form one and the same agreement and when delivered to the parties hereto by facsimile or by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute one and the same instrument. Any party may enter into this Agreement by manually signing any such counterpart transmitted electronically or by facsimile or other electronic signature (such as AdobeSign or DocuSign) by any of the parties to any other party and the receiving party may rely on the receipt of such document so executed and delivered by facsimile or other electronic means as if the original had been received. Such signatures executed by way of facsimile or other electronic means (such as AdobeSign or DocuSign) shall be recognized and construed as secure electronic signatures and the Parties accordingly shall deem such signatures to be original signatures for all purposes. Delivery of a counterpart of the Agreement by email attachment shall be an effective mode of delivery.

[Signature Page Follows]

11

IN WITNESS WHEREOF, Company, Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

KHEOBA Limited

By: /s/ TONG TIEN SENG

Name: TONG TIEN SENG

Title: Director

KHOB Merge Sub Limited

By: /s/ TONG TIEN SENG

Name: TONG TIEN SENG

Title: Director

KHEOBA CORP.

By: /s/ Ka Miew Hon

Name: Ka Miew Hon

Title: President

12